                                                                   Exhibit 16(k)

                BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED
                -----------------------------------------------
                                CODE OF CONDUCT
                                ---------------


Bank of Ireland Asset Management (U.S.) Limited (BIAM (U.S.)) has adopted a Code of Conduct. Each employee officer and director must separately sign the Code on commencement of employment, and abide by the rules set out in the Code.

The Code is reproduced on the following pages and covers:


Contents                                     Page Number
--------                                     -----------

A.   Integrity and Honesty                        2
B.   Privacy and Confidentiality                 2-4
C.   Personal Investment Dealing                 4-9
D.   Employees' Financial Affairs                 10
E.   Insider Dealing                             10-11
F.   Chinese Walls and Independence               12
G.   Conflicts of Interest                        13
H.   Gifts, Sponsorship and Invitations           14
I.   Political Activities                        14-15

A. Integrity and Honesty

Employees are expected to act with integrity and honesty in their dealings with clients and other parties with whom BIAM (U.S.) is connected and in all internal matters. This is an overriding principle which should govern employee actions and decisions.

The reputation of BIAM (U.S.) is dependent on the conduct of its individual employees. If in doubt about any proposed actions or decisions, then employees should consult their supervisor or the Compliance Officer.

B. Privacy and Confidentiality

Privacy Policy:
---------------

All information provided to Bank of Ireland Asset Management (U.S.) Limited during the course of business, regardless of the method by which such information is obtained, is used solely for the purpose of providing an asset management service to our clients. No client information is sold or provided to any unaffiliated company, other than third parties retained to provide necessary services to our clients (e.g. custodians, broker-dealers effecting transactions, accountants and lawyers) as required by applicable law or as directed by a client. Client details are only used in marketing material with the prior consent of our clients. Bank of Ireland Asset Management (U.S.) Limited is primarily an institutional investment manager. U.S. federal privacy laws regulate protecting the privacy of personal financial information pertaining to individuals who obtain financial services or products for household, personal or family purposes

(referred to as "consumers"). As a result, we generally do not obtain personal financial information about these types of investors.

Bank of Ireland Asset Management (U.S.) Limited is committed to ensuring that all client information is kept confidential. We endeavor to ensure access to client information in all our offices is physically secure. In addition, we maintain strict IT security policies to ensure client information held in electronic format is secure and the Compliance Officer will review those policies and procedures to make sure privacy is maintained. The Compliance Officer will designate appropriate personnel in each office of Bank of Ireland Asset Management (U.S.) Limited to secure paper and computer files containing personal information pertaining to consumers. They will report periodically on the status of privacy procedures to the Compliance Officer.

Confidentiality:
----------------

Information obtained through employment with BIAM (U.S.) must be used for the proper performance of each employee's duties. Sensitive information must only be discussed within BIAM (U.S.) on a `need to know' basis, and must never be discussed outside the Company.

Employees have a duty to ensure the confidentiality of BIAM (U.S.) and client information. On joining BIAM (U.S.), employees are required to sign a declaration undertaking to protect the confidentiality of the Company and client information or otherwise commit themselves to treating confidential information as such.

   C.  Personal Investment Dealing

1. Introduction

   The personal dealing code applies to all employees, officers and directors of BIAM (U.S.) (including `dual employees' as defined in the ADV). It was designed to reduce the risk of actual or potential conflicts of interest with dealings on behalf of clients. More stringent rules are applied to persons who are deemed to be `Access Persons'.

2. Who are Access Persons?

   For the purpose of this code, an Access Person is:

   .  An officer or director of BIAM (U.S.);  or

   . Any BIAM (U.S.) employee who makes or participates in decisions regarding the recommendation to purchase or sell securities on behalf of clients, or who has access to such information; or

   .  Any BIAM (U.S.) employee who executes client trades.

   All Access People will be notified by the Compliance Unit if they have been classified as an Access Person.

3. What types of Securities Transactions are covered by the Code?

   The Code of Ethics applies to personal dealing in all securities. Certain securities transactions are exempt from the pre-approval and / or the reporting requirements.

4. Examples of the Personal Securities Transactions that require pre-approval

   The following are examples of the types of securities that require pre-approval (covered securities). If any employee is in doubt whether or not a particular type of trade requires approval, they should consult the Compliance Unit.

   .  Equities, futures contracts, options, warrants;
   .  Participation in any IPO's ;
   . Any private placements, any investment in a private company; . Participation in investment clubs; and . Spread betting on any of the above securities.

5. What types of securities dealing do not require pre-approval?

   Pre-approval is not required for personal dealing in the following securities:

   . Investment in mutual funds, unit trusts or similar collective investment schemes;
   . Money market instruments or fixed interest securities; and . Direct investment in property.

   However, for access persons, there are reporting requirements for trading in some of these investment instruments (see section on requirements for access persons below).

6. Rules for all Employees (including Access Persons):

   a) All personal securities transactions (except those listed in point 5 above) must be pre-approved by the Compliance Unit.

   b) All transactions must be conducted through the BIAM dealing room, unless permission is granted by the Compliance Unit to deal through a particular broker. Such approval is normally only granted if dealing through a local broker is more efficient, or if the deal requested is of a small size (i.e. less than $1,500 or equivalent).

   c) Approval to deal through an outside broker will have an expiration time that is generally 24 hours.

   d) A copy of all trade confirmations (contract notes) must be submitted to the Compliance Unit directly from the executing broker.

   e) Approval for investment in any IPO or Private Placement will generally not be granted unless the Compliance Unit can determine that the investment opportunity does not present a conflict with any client.

   f) For non-access persons, a blackout period applies to personal securities transactions (subject to a de-minimus size of $5,000 or equivalent). Permission will generally be refused if we have executed, or intend to execute a trade in the same security, on the same day for clients. For access persons, the blackout period is extended to 7 days, and no de-minimus applies.

   g) Employees may not benefit from short term trading in securities. Short term trading is defined as buying and selling (or vice versa) the same security within a 60 day period. Bed & Breakfast (B&B) transactions, where a person sells a security and buys back the same security on the same day to realize a taxable gain are exempt from this rule, but all B&B transactions must be pre-approved. This is common practice in Ireland and is used as a way to utilize capital gains tax allowances. The result of the transaction is that the person owns the same amount of securities, but the base cost of tax purposes has been increased.

   h) Transfers of shares out of an employee's name should be pre-approved e.g. transferring to partner or spouse, or giving shares as a gift.

   i) Employees and Access Persons will be required to provide a statement of all securities holdings (including holdings in private companies) within 10 days of commencement of employment. They will also be required to submit an annual securities holdings report, within 10 days of request from the Compliance Unit. Holdings in Bank of Ireland stock, unit trusts, mutual funds, fixed income securities and money market instruments are exempt from this reporting requirement (for non-access persons only).

   k) Dealing in Bank of Ireland Stock/Bristol & West securities is prohibited during a `closed period.' A `closed period' is defined as the period from:

   -   31 March until the preliminary announcement of the annual results (mid-
       May)
   -   30 September until the announcement of the interim results (mid-November)

   The above rules do not apply to:

   a.  transactions in an account which the access person or employee has no
                                                                      ------
       direct or indirect influence or control e.g. trading carried out by a
       ---------------------------------------
       spouse, child etc. independently of the employee / access person;.

   b. transactions which are non-volitional e.g. sales forced as a result of a take-over, shares received as gifts, bonus issues, free shares received on flotation of a public company e.g. when life companies demutualized and all policy holders were issued with free shares;
   c.  shares received in lieu of dividends (dividend re-investment plans);
   d.  free shares received through a flotation of a mutual company; and
   e. purchases as a result of taking up a rights issue, provided the rights are available pro-rata to all holders of the class of securities.

   Transactions under b, c, d, & e must be reported to the Compliance Unit to ensure personal dealing records are complete.

7. Additional Rules for Access Persons:

   In addition to the above rules, the following rules also apply to Access
   Persons:

a. Initial and annual holdings reports for Access Persons must include holdings in private companies, unit trusts, mutual funds (or any similar collective investment scheme), fixed income securities and money market instruments.

   Access Persons must also ensure a copy of the trade confirmation (contract note) is promptly forwarded to the Compliance Unit for dealing in all securities, including those which do not require pre-approval (e.g. mutual
               ---------
   funds & fixed income securities).

   The only securities exempt from these reporting requirements are:

   . U.S. registered open ended investment funds (funds must be registered as investment companies under the U.S. Investment Companies Act 1940);

   .  Direct obligations of the U.S. Government (e.g. U.S. Treasury Bills); and

   . U.S. bank certificates of deposit, U.S. commercial paper and U.S. short term debt instruments (less than 365 days).

b. Access Persons will be required to ensure that the Compliance Unit receive a copy of the trade confirmation (contract note), direct from the executing broker, for any securities transaction executed by their spouse, partner, or minor children living in the same household. This is required even if the Access Person has no involvement in the investment decision, and prior approval was not required.

   The term beneficial interest has a very specific meaning in US law. In particular, this means a person is refutably deemed to have a beneficial interest in any securities transactions executed by their immediate family,
            -----------------------------------------------------------------
   living in the same household. Access Persons must therefore report all
   ----------------------------
   transactions of immediate family living in the same household, unless they can show to the Compliance Unit that they do not have a beneficial interest. Immediate family includes child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and any adoptive relationships. These securities can be excluded from the annual holdings report unless the Access Person was involved in the investment decision to acquire the securities.

   Access Persons should contact the Compliance Unit if they are in doubt whether reporting is required, or if they believe they do not have a beneficial interest in any transactions executed by an immediate family living in the same household.

c. The blackout period is extended from the same day as a client trade, to 7 days before or after a client trade.

d. No de-minimus applies to the black-out period.

Any breaches of these rules will be viewed as very serious and may result in disciplinary action up to and including dismissal. All employees are responsible for ensuring they comply with these rules. If in doubt, or have any questions on the above, please contact the Compliance Unit.

D. Employees' Financial Affairs

Employees should conduct their own affairs in a prudent manner and should avoid financial situations, which could reflect unfavorably on BIAM (U.S.) or on them. Employees are free to assume appropriate financial commitments and obligations. However, as employees of a financial institution, employees have a particular responsibility to keep their own financial affairs in good order. Employees should never engage in any transaction that is inappropriate to their positions in BIAM (U.S.).

Employees must always be aware of the dangers inherent in over-extending themselves financially and any employees who find themselves in a difficult financial situation should seek advice from their supervisor or Human Resource Manager.

E. Insider Dealing

Employees may not deal in shares on their own behalf, on behalf of a relative or friend, or on behalf of BIAM (U.S.) at any time when they are in possession of price sensitive information. Equally, they are prohibited from passing on price sensitive information to any other employee or third party for the purpose of dealing.

Under Insider Dealing legislation, it is a criminal offense to deal in "price-affected" securities on a regulated market. Securities are "price-affected" where the inside information, if made public, would be likely to have a significant effect on the price of securities. This applies to all companies' securities affected by the information whether directly or indirectly. For example, even the fact that Bank of Ireland had declined to grant or renew a credit, could fall into this category.

It is also a criminal offense to communicate unpublished price sensitive information to anyone who is not authorized to have it, or to act on such information, if it is given to an employee. For this reason, if employees receive an investment tip, it should not be acted upon, or passed on to another party, if the employee believes that it may be based on unpublished price sensitive information.

In summary, employees of BIAM (U.S.) are prohibited from dealing in a security where they are in possession of price sensitive information concerning the security which is not generally available in the marketplace. Where employees are in any doubt they should consult with the Compliance Officer.

These rules regarding insider trading continue to apply for six months following retirement/resignation.

Breaches of this prohibition will be viewed as a very serious matter and may lead to dismissal in addition to any criminal charges, which may be brought against an individual by the relevant authorities.

F. Chinese Walls and Independence

As BIAM (U.S.) forms part of the Bank of Ireland Group, a large financial institution, there may be occasions when conflicts of interest and duty could arise between different areas of the Group, clients and counter parties. It is vitally important that these conflicts, if they arise, are handled correctly by BIAM (U.S.) and its employees.

Chinese Walls are arrangements whereby confidential information given to BIAM (U.S.) or acquired by one division or employee thereof may not be disclosed to other divisions or employees thereof. In most instances, these arrangements exist between the Asset Management and Corporate Finance divisions of a financial group. Chinese Wall arrangements exist with respect to BIAM (U.S.) and dealings with other parts of the Bank of Ireland Group and must be adhered to by all employees.

In addition, confidential information acquired by employees of BIAM (U.S.) must not be disclosed to anyone outside BIAM (U.S.) unless authorized by the Compliance Officer.

Furthermore, BIAM (U.S.) employees must disregard any other relationships that the Bank of Ireland Group may have with its clients where these relationships could influence the action taken by BIAM (U.S.) for the client. Employees who have any concerns in relation to this area should consult with the Compliance Officer.

G. Conflicts of Interest

Situations where personal interests conflict or appear to conflict with the interests of BIAM (U.S.) or its clients must be avoided. Employees should avoid situations where a conflict could arise between their own interests and the interests of BIAM (U.S.) or of any client.

External/Private Interests
--------------------------

Employees of BIAM (U.S.) are encouraged to participate actively in the communities where they live and work. BIAM (U.S.) is supportive of employees who undertake work for, or accept positions in, organizations in their communities, which are generally perceived to be of benefit to the community.

However, in normal circumstances, employees should not hold a position or have an outside interest that materially interferes with the time or attention that should be devoted to their work at BIAM (U.S.). Where such an interest or position requires a non-trivial time commitment during normal business hours, the approval of the supervisor must be obtained in advance

Business Involvement
--------------------

Involvement in a business of any kind is regarded differently because of the conflicts of interest that can develop and the risks of over-commitment and consequent difficulties in withdrawing. If employees are considering involvement in a business, they should refer the proposal in advance to their supervisor and obtain approval in writing.

Any financial transactions relating to these interests should be passed through separately designated and properly established personal bank accounts.

Employees may not accept invitations to serve on the board of external companies without the prior approval of the President and the Compliance Officer.

H. Gifts, Sponsorship and Invitations

No gifts, sponsorships or invitations should be accepted by employees when such could be deemed to influence or compromise their positions or any business decision by BIAM (U.S.).

Gifts or inducements exceeding $150 from one source may only be accepted by BIAM (U.S.) staff with the prior approval of the appropriate line manager and the Compliance Department.

The offer of invitations, gifts, payments, services, hospitality or other benefits which could be seen to affect an employee's ability to exercise independent judgement should be notified in all cases to the line manager. Approval in writing should be obtained where the gift/entertainment is more than $150 per individual. The list of attendees and associated costs of all organized events must be recorded in a central register that is maintained by the Marketing Department. The Heads of Client Services and Sales are responsible for informing the Marketing Department of all attendees of an event.

I. Political Activities

Employees who wish to become members of a political party must ensure that their involvement is not prejudicial to the interests of BIAM (U.S.).

BIAM (U.S.) recognizes the employee's right to become a member of a political party subject to any such political involvement not being prejudicial to the interests of the Company.

It is acceptable for employees to participate fully in political parties. This includes accepting nomination to stand in either national or local government elections. Applications for career breaks for this purpose will be considered in accordance with the BIAM (U.S.)'s guidelines on flexible working.

Where canvassing arises, either on an employee's behalf or on behalf of other members of a political party, employees have a special responsibility to ensure that any involvement in such canvassing is not perceived as associating BIAM (U.S.) with any particular political party. It is also important that the normal client/BIAM relationship is in no way affected, influenced or used.

Political Donations
-------------------

BIAM (U.S.) does not make political contributions to any political candidate or party.

Staff are prohibited from making political contributions to public officials for the purpose of obtaining or retaining advisory contracts. Staff should consult the Compliance Officer if they are in doubt.

                Bank of Ireland Asset Management (U.S.) Limited

                      Code of Ethics on Personal Dealing

1. Introduction

   Bank of Ireland Asset Management (U.S) Limited (BIAM (U.S.)) has adopted a Code of Ethics, designed to reduce the risk of actual or potential conflicts of interest with dealings on behalf of clients. The code applies to all employees, officers and directors of BIAM (U.S.) (including `dual employees' as referred to in the Form ADV). More stringent rules are applied to persons who are deemed to be `Access Persons'.

2.  Who are Access Persons?

    For the purpose of this code, an Access Person is:

    .  An officer or director of BIAM (U.S.);  or

    . Any BIAM (U.S.) employee who makes or participates in decisions regarding the recommendation to purchase or sell securities on behalf of clients, or who has access to such information; or

    .  Any BIAM (U.S.) employee who executes client trades.

    All Access People will be notified by the Compliance Unit if they have been classified as an Access Person.

3.  What types of Securities Transactions are covered by the Code?

    The Code of Ethics applies to personal dealing in all securities. Certain securities transactions are exempt from the pre-approval and / or the reporting requirements.

4.  Examples of the Personal Securities Transactions that require pre-approval

    The following are examples of the types of securities that require pre-approval (covered securities). If any employee is in doubt whether or not a particular type of trade requires approval, they should consult the Compliance Unit.

    . Equities, futures contracts, options, warrants, . Participation in any IPO's
    . Any private placements, any investment in a private company . Participation in investment clubs
    .  Spread betting on any of the above securities

5.  What types of securities dealing do not require pre-approval?

    Pre-approval is not required for personal dealing in the following securities;

    . Investment in mutual funds, unit trusts or similar collective investment schemes
    .  Money market instruments or fixed interest securities
    .  Direct investment in property
    However, for access persons, there are reporting requirements for trading in some of these investment instruments (see section on requirements for access persons below).

6.  Rules for all Employees (including Access Persons)

    j)  All personal securities transactions (except those listed in point 5
        ---
        above) must be pre-approved by the Compliance Unit.

    k) All transactions must be conducted through the BIAM dealing room, unless permission is granted by the Compliance Unit to deal through a particular broker. Such approval is normally only granted if dealing through a local broker is more efficient, or if the deal requested is of a small size (i.e. less than $1,500 or equivalent)

    l) Approval to deal through an outside broker will have an expiration time which is generally 24 hours

    m) A copy of all trade confirmations (contract notes) must be submitted to the Compliance Unit directly from the executing broker.

    n) Approval for investment in any IPO or Private Placement will generally not be granted unless the Compliance Unit can determine that the investment opportunity does not present a conflict with any client.

    o)  All trades in Irish securities require approval by IBI Corporate
        Finance.

    p) For non-access persons, a blackout period applies to personal securities transactions (subject to a de-minimus size of $5,000 or equivalent). Permission will generally be refused if we have executed, or intend to execute a trade in the same security, on the same day for clients. For access persons, the blackout period is extended to 7 days, and no de-minimus applies.

    q) Employees may not benefit from short term trading in securities. Short term trading is defined as buying and selling (or vice versa) the same security within a 60 day period. Bed & Breakfast (B&B) transactions, where a person sells a security and buys back the same security on the same day to realize a taxable gain are exempt from this rule, but all B&B transactions must be pre-approved. This is common practice in Ireland and is used as a way to utilize capital gains tax allowances. The result of the transaction is that the person owns the same amount of securities, but the base cost for tax purposes has been increased.

    r) Transfers of shares out of an employees name should be pre-approved e.g. transferring to partner or spouse, or giving shares as a gift.

    s) Employees and Access Persons will be required to provide a statement of all securities holdings (including holdings in private companies) within 10 days of commencement of employment. They will also be required to submit an annual securities holdings report, within 10 days of request from the Compliance Unit. Holdings in Bank of Ireland stock, unit trust, mutual funds, fixed income securities and money market instruments are exempt from this reporting requirement (for non-access persons only).

    k) Dealing in Bank of Ireland Stock/Bristol & West securities, is prohibited during a `closed period'. A `close period' is defined as the period from:

        - 31 March until the preliminary announcement of the annual results (mid-May)
        - 30 September until the announcement of the interim results (mid-November)

    The above rules do not apply to:

    f.  Transactions in an account which the access person or employee has no
                                                                       ------
        direct or indirect influence or control e.g. trading carried out by a
        ---------------------------------------
        spouse, child etc. independently of the employee / access person.

    g. Transactions which are non-volitional e.g. sales forced as a result of a take-over, shares received as gifts, bonus issues, free shares received on flotation of a public company e.g. when life companies demutualised and all policy holders were issued with free shares.
    h.  Shares received in lieu of dividends (dividend re-investment plans)
    i.  Free shares received through a flotation of a mutual company.
    j. Purchases as a result of taking up a rights issue, provided the rights are available pro-rata to all holders of the class of securities.

    Transactions under b, c, d, & e must be reported to the Compliance Unit, to ensure personal dealing records are complete.

8.  Additional Rules for Access Persons:

    In addition to the above rules, the following rules also apply to Access Persons;

e. Initial and annual holdings reports for Access Persons, must include holdings in private companies, unit trusts, mutual funds (or any similar collective investment scheme), fixed income securities and money market instruments.

    Access Persons must also ensure a copy of the trade confirmation (contract note) is promptly forwarded to the Compliance Unit for dealing in all securities, including those which do not require pre-approval (e.g. mutual
                ---------
    funds & fixed income securities)

    The only securities exempt from these reporting requirements are:

    U.S. registered open ended investment funds (funds must be registered as investment companies under the U.S. Investment Companies Act 1940)

    Direct obligations of the U.S. Government (e.g. U.S. Treasury Bills)

    U.S. bank certificates of deposit, U.S. commercial paper and U.S. short term debt instruments (less than 365 days).

f. Access Persons will be required to ensure that the Compliance Unit receive a copy of the trade confirmation (contract note), direct from the executing broker, for any securities transaction executed by their spouse, partner, or minor children, living in the same household. This is required even if the Access Person has no involvement in the investment decision, and prior approval was not required.

    The term beneficial interest has a very specific meaning in US law. In particular, this means a person is refutably deemed to have a beneficial interest in any securities transactions executed by their immediate family,
             -----------------------------------------------------------------
    living in the same household. You must therefore report all transactions of
    ----------------------------
    immediate family living in the same household, unless you can show to the compliance department that you do not have a beneficial interest. Immediate family includes child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and any adoptive relationships.

    These securities can be excluded from the annual holdings report, unless the access person was involved in the investment decision to acquire the securities.

    Please contact the Compliance Unit if you are in doubt whether reporting is required, or if you believe you do not have a beneficial interest in any transactions executed by an immediate family living in the same household.

g. The blackout period is extended from the same day as a client trade, to 7 days before or after a client trade.

h.  No de-minimus applies to the black-out period.

    Any breaches of these rules will be viewed as very serious and may result in disciplinary action up to and including dismissal. All employees are responsible for ensuring they comply with these rules. If in doubt, or have any questions on the above, please contact the